UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

PALISAIR CAPITAL PARTNERS, L.P. PALISAIR CAPITAL, LLC ZACHARY JAMES COHEN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Palisair Capital Partners, L.P., a Delaware limited partnership (“Palisair Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of one nominee to the Board of Directors of 1st Century Bancshares, Inc., a Delaware corporation (the “Company”), at the 2008 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).  Palisair Partners has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On May 7, 2008, Palisair Partners issued the following press release:

Press Release

Palisair Capital Partners, L.P. Files Definitive Proxy Materials to Elect Zachary James Cohen to 1st Century Bancshares Board and Sends Open Letter to Stockholders

LOS ANGELES--(BUSINESS WIRE)—Palisair Capital Partners, L.P. (“Palisair”) announced today that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with its nomination of a highly qualified candidate for election to the Board of Directors of 1st Century Bancshares, Inc. (OTC BB:FCTY) at the 2008 Annual Meeting. The meeting is scheduled to be held on Thursday May 29, 2008 at 5:00 pm., local time, at 1875 Century Park East, Suite 100, Los Angeles, CA 90067. Palisair’s nominee is Zachary James Cohen.

Palisair also announced today that it has issued an open letter to the stockholders of 1st Century in which it urges stockholders to elect Mr. Cohen, who if elected, would work to push management and the Board to end a troubling culture of nepotism at 1st Century, improve internal controls, rein in excessive option issuances, raise corporate governance standards, hire additional loan officers to position 1st Century for operational growth and retain a qualified investment banking firm to evaluate all strategic alternatives.

The full text of the letter follows:

Dear Fellow Stockholder,

Palisair Capital Partners, L.P. is the largest stockholder of 1st Century Bancshares, Inc. holding 593,692 shares or approximately 6.0% of the Company.  At our average cost of $7.75 per share, we have approximately $4.6 million invested in 1st Century shares.

Since May 2006, 1st Century shares have plummeted by over 40% from their all-time high and have traded as low as $5.35 per share on April 2, 2008, recently trading at $5.60 per share.  We too are disappointed with the performance of this investment, and share your frustration with the continued declining stock price.  Over the last two years, 1st Century shares have underperformed the major market indices (Dow, S&P 500, Nasdaq) as well as its peers in the SNL Bank and Thrift Index.

We believe this is the clearest example that current and potential investors have lost confidence in management and the Board.  As a result, we are compelled to seek representation on the Board of Directors of 1st Century so that we can work to prevent further deterioration of 1st Century’s stock price as well as impairment of the long-term value of 1st Century’s franchise.

Below is a list of some our concerns, detailed in the enclosed Proxy Statement, that we believe demonstrate that management and the Board are not taking the appropriate steps to position 1st Century for long-term success.

•
We believe a culture of nepotism is rampant at the Company.  We question whether the decision to promote Jason DiNapoli as CEO of 1st Century Bank had more to do with his family’s business ties with Lew Wolff, a current Director on the Board, and Alan Rothenberg, the Chairman of the Board, rather than his actual qualifications.  We believe DiNapoli’s experience is inferior to that of former CEO Richard Cupp.  Since the day before Cupp announced his “retirement” in August 2006, we note that 1st Century shares have declined over 35%.

In aggregate, five senior executives, Cupp, Angelina Bingham, Jeffrey Watson, Randall Hata, and Lloyd Moromisato, resigned from 1st Century during the period from May 2006 through August 2007 and we question whether or not a culture of nepotism was the reason behind these resignations.

•	We believe 1st Century’s internal controls and corporate governance has been sub-standard.

➢	There have been three different auditors since the Bank opened four years ago.

➢
Five current Directors of 1st Century, Alan Rothenberg, Robert Moore, Alan Levy, Marshall Geller, and Jason DiNapoli, have received withhold votes from either ISS or Glass Lewis, the leading advocates of shareholder democracy, in recent years.

•
The Board has reserved a whopping 27% of 1st Century’s shares for stock option grants, which we find to be excessive.  The potential dilution caused by stock options reduces the chance of our Company ever being acquired at a significant premium to the current stock price.

•
The Board has not publicly retained a qualified investment banking firm to even consider a value-creating acquisition of one of more business boutique banks or troubled mortgage lenders at historically low valuation multiples, a special dividend or large share repurchase, or a sale of the Company.  We are troubled by what we perceive to be the Board’s stubborn approach given 1st Century is one of the only banks in California in a position to be a selective and opportunistic acquirer.

•
1st Century has an ineffective investor relations strategy that provides little to no information on short-term or long-term guidance, innovative ideas, or quantitative projections regarding our Company’s future.  Management and the Board need to be accountable to stockholders on a quarterly, annual, and long-term basis.  We believe 1st Century must produce a list of achievable strategic and financial goals and set reasonable timeframes for implementing and executing these goals. Finally, 1st Century’s lack of presence on the Nasdaq Global Market or another appropriate major exchange discourages many investors from purchasing our Company’s shares and reduces trading volume and liquidity.

THE TIME FOR CHANGE IS NOW!

Do not allow management and the Board to continue the status quo to the detriment of stockholders.  Unbelievably, the Board has nominated two new candidates who own ZERO shares in 1st Century.  Board members who do not own shares do not have a financial incentive to hold management and the Board fully accountable to all stockholders and work hard to create long-term value.

How can management and the Board argue that having the largest stockholder of our Company as only ONE director on its FOURTEEN person Board is unreasonable?

PLEASE VOTE THE GREEN CARD TODAY to elect an independent, incentivized, and passionate candidate who has performed months of research pouring over thousands of pages of documents and speaking to a countless number of industry experts to analyze and better understand our Company and its competitors in great detail—all for the purpose of increasing the value of each of our shares.

Thank you for your consideration, /s/ Zachary James Cohen Zachary James Cohen

OUR NOMINEE POSSESSES RELEVANT EXPERIENCE AND IS COMMITTED TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS

Zachary James Cohen (Age 28) has served as the Founder and Managing Member of Palisair Capital, the general partner of Palisair Partners, since February 2007.  Palisair Partners commenced operations in September 2007.  From September 2004 to December 2006, Mr. Cohen was a Managing Member of Coldwater Asset Management, LLC and was co-portfolio manager for Coldwater Partners, LP, a hedge fund based in Los Angeles from January 2005 to October 2006.  From March 2003 to August 2004, Mr. Cohen was an analyst at Witmer Asset Management, LLC (“Witmer”).  Witmer serves as investment adviser to Eagle Capital Partners, L.P., a value-oriented, hedge fund in New York City.  Mr. Cohen graduated from the Harvard-Westlake School in North Hollywood, California and received a Bachelor of Science Degree in Business Administration with Honors from the Haas School of Business at the University of California, Berkeley in 2002.

ATTENTION 1st CENTURY STOCKHOLDERS:  VOTE THE GREEN PROXY TODAY!

IF YOU HAVE ALREADY RETURNED A WHITE PROXY, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.  TO CHANGE, SIMPLY EXECUTE THE ENCLOSED GREEN PROXY CARD OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR GREEN PROXY CARD, PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

About Palisair Capital Partners, L.P.
Palisair Partners is a hedge fund founded in September 2007.

Contact:
Palisair Capital
Zachary James Cohen, 310-203-4880
zack@palisaircapital.com